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                                  PRESS RELEASE


PATAPSCO BANCORP, INC.
FOR FURTHER INFORMATION CONTACT MICHAEL J .DEE, PRESIDENT 410-285-9313


   PATAPSCO BANCORP, INC. ANNOUNCES LOWER ANNUAL AND QUARTERLY EARNINGS DUE TO
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             MERGER EXPENSES AND A HIGHER PROVISION FOR LOAN LOSSES
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         Baltimore, Md. July 19, 2007 - Patapsco Bancorp, Inc. (OTC, Electronic
Bulletin Board: PATD), the parent company of The Patapsco Bank, announces its unaudited earnings of $1,185,000 or $.61 diluted earnings per share for its fiscal year ending June 30, 2007 as compared to audited net income of $1,388,000 or $.72 diluted earnings per share for the prior year. This represents a $203,000 or a 14.6% decrease in net income and a 15.3% decrease in diluted earnings per share.

         For the quarter ended June 30, 2007 the Company earned $329,000 or $.17 diluted earnings per share as compared to $422,000 or $.22 diluted earnings per share for the prior year comparable period.

         The Company's results were significantly impacted by expenses related to the previously disclosed merger agreement with Bradford Bancorp and a higher provision for loan losses. In the year-to-date and quarterly periods, direct costs of the announced transaction, primarily professional fees, totaled $385,000 and $117,000, respectively. Additionally, due to current economic conditions and an analysis of the loan portfolio, the Company increased the provision possible for loan losses.

         For the year the Company's return on average assets and return on average equity were 0.48% and 6.22% respectively.

          As of June 30, 2007, Patapsco Bancorp, Inc. reported assets of $255 million and total stockholders' equity of $18.9 million compared to $228 million and $18.3 million at June 30, 2006, the Company's previous fiscal year end.

         In regards to credit quality at the Company's principal subsidiary, The Patapsco Bank, non-performing assets were 0.19% of total assets at year-end compared to 0.11% the previous year.

          The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Parkville, Glen Arm and Carney and its Baltimore City office located in Hampden.

         Attached hereto is a summary of the unaudited financial highlights for the periods.

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
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FINANCIAL HIGHLIGHTS (UNAUDITED)
PATAPSCO BANCORP, INC. AND SUBSIDIARY

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                                                        For the Year Ended               For the Three Months Ended
                                                              June 30                              June 30
                                                    ----------------------------         ----------------------------
(Dollars in thousands, except per share data) (1)         2007 (1)       2006                   2007 (1)      2006
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
OPERATING RESULTS:
Interest income                                          $ 16,426      $ 13,556              $ 4,296       $ 3,685
Interest expense                                            7,503         4,949                2,035         1,468
                                                         --------      --------              -------       -------
Net interest income                                         8,923         8,607                2,261         2,217
Provision for loan losses                                     430            65                  145            25
                                                         --------      --------              -------       -------
Net interest income after provision                         8,493         8,542                2,116         2,192
   for loan losses
Gain on sale of investments                                     0             2                    0             0
Other noninterest income                                      866           869                  241           228
Noninterest expense                                         7,447         7,202                1,806         1,749
Provision for income taxes                                    727           823                  222           249
                                                         --------      --------              -------       -------
Net income                                               $  1,185      $  1,388              $   329       $   422
                                                         ========      ========              =======       =======
Net income per share, diluted                            $   0.61      $   0.72              $  0.17       $  0.22
Net income per share, basic                              $   0.62      $   0.80              $  0.17       $  0.23

PER SHARE DATA: (End of Period)
Book Value per Common Share                              $   9.83      $   9.87
Tangible Book Value per Common Share(2)                  $   8.11      $   8.06
Common Stock Price at June 30                            $  22.75      $  10.85
Stock Price as a percentage of tangible book value         280.52%       134.62%

PERFORMANCE RATIOS:
Return on average assets                                     0.48%         0.64%
Return on average equity                                     6.22%         7.75%
Net interest margin                                          3.87%         4.22%
Net interest spread                                          3.58%         3.96%

                                                            AT           AT
                                                     ---------------------------
                                                         June 30       June 30
                                                         2007 (1)       2006
                                                     ---------------------------
BALANCES
Net  Loans                                               $220,239      $190,589
Total Assets                                             $255,458      $228,070
Deposits                                                 $189,712      $166,833
Borrowings                                               $ 43,800      $ 40,050
Stockholder's Equity                                     $ 18,916      $ 18,288

CAPITAL  & CREDIT QUALITY RATIOS
Stockholder's equity to total assets                         7.39%         8.02%
Allowance for loan losses to total loans                     0.50%         0.52%
Nonperforming assets to total assets                         0.19%         0.11%
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(1) June 2007 figures are unaudited.
(2) Tangible book value per share deducts goodwill from common equity.